Exhibit 99.1

FOR IMMEDIATE RELEASE

                            Corniche Group Announces
                     Name Change to PHASE III MEDICAL, INC.

Melville, NY, June 24, 2003. Corniche Group Incorporated (OTCBB: CNGI) today announced the results of its Annual Meeting of Shareholders. The shareholders approved its change of the Corporation's name to "Phase III Medical, Inc." The Company believes that Phase III Medical, Inc. is an appropriate name in light of the new nature of its business. The Company has been focusing on entering the medical sector by acquiring or participating in one or more biotech and/or medical companies or technologies, owning one or more drugs or medical devices, or acquiring rights to one or more of such drugs or medical devices or the royalties therefrom. It would not be necessary for stockholders to surrender their present Corniche Group stock certificates as a result of the name change. The Company has applied to NASDAQ for a new stock symbol.

In addition, the Company's shareholders elected two directors: Mark Weinreb, the current President and Chief Executive Officer of the Company and Dr. Wayne A. Marasco, an Associate Professor in the Department of Cancer and Immunology and Aids at the Dana-Farber Cancer Institute and Associate Professor of Medicine in the Department of Medicine, Harvard Medical School. The shareholders also approved an increase in the number of authorized shares of the Company's common stock and adoption of the Company's 2003 Equity Participation Plan.

                                    * * * * *

This Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to enter the medical sector or acquire any companies or technologies. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, it gives no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other reports filed with the Securities and Exchange Commission.

For further information please contact:

Mark Weinreb, CEO at 631.574.4955